Franklin Credit Management Corporation 10-12G
Exhibit 10.1

EMPLOYMENT AGREEMENT
PAUL D. COLASONO

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of March 28, 2005 , by and between Franklin Credit Management Corporation and Paul D. Colasono.

RECITALS

A.	FCMC is a Corporation organized under the laws of the State of Delaware.

B.	FCMC desires to employ Employee, and Employee desires to accept employment from FCMC.

C.	The parties desire to record the arrangements made for such employment.

AGREEMENT

IT IS, THEREFORE, AGREED:

1.           Definitions: For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

a.           FCMC or Company shall mean Franklin Credit Management Corporation and its current and future subsidiaries.

b.           Employee shall mean Paul D. Colasono.

c.           Competitor shall mean any person, company, firm or corporation which: (1) actually competes with the Company, its subsidiaries or affiliates in the acquisition, origination, servicing and resolution of performing, sub-performing, and nonperforming residential mortgage loan and residential real estate; (2) is engaged in a business in which the Company, its subsidiaries or affiliates are principally engaged; or (3) is engaged in a business which the Company, its subsidiaries or affiliates have at the date of Employee’s termination of employment reasonably certain plans to principally engage within twelve months of the Employee’s termination (collectively, “Business of the Company”)

d.           Executive Bonus Pool shall mean that bonus pool established pursuant to Company policy, for each fiscal year, equal to ten (10%) percent of the after tax consolidated net profits of the Company in excess of $500,000, which percentage may be adjusted in the reasonable discretion of the Company’s Board of Directors.

e.           Board of Directors shall mean the Board of Directors of the Company or any committee of the Board of Directors that is then charged with making compensation decisions with respect to the Employee.

f.           Change in Control shall mean the occurrence of one or more of the following events:

(1)           If (i) any “person”(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest (“TJA”) shall have beneficial ownership of less than twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(2)           The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of the Company; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions (each, a “Business Combination”), which results in a change in the composition of the Board, as a result of which fewer than fifty percent (50%) of the directors are Incumbent Directors.

(3)           Company’s shares shall cease to be registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended.; or,

(4)           A sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

g.           Incumbent Directors shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsection (2) of Section 1(f) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

2.           Employment/Term. Effective March 28, 2005, FCMC hereby employs Employee as an Executive Vice President of FCMC. Effective April 11, 2005, Employee shall also serve as the Chief Financial Officer of FCMC: The term of employment shall be for the period commencing March 28, 2005 and ending on the date the term of employment is terminated pursuant to Section 11 of this Agreement.

3.           Place of Employment. During the term of employment, Employee shall be based at the Company’s principal executive offices, which shall be in the New York City metropolitan area (including the surrounding area of New Jersey), subject to reasonable travel required in the performance of Employee’s duties.

4.           Duties and Authority.

a.           The responsibilities of Employee shall initially include management, control, administration, and operation of the following aspects of the business and affairs of the Company and its subsidiaries:

(1)           lead the development of the Company’s financial procedures,

(2)           manage the financial operations, financial reporting, administrations, and information systems of the Company;

(3)           any other duties customary to the position of CFO; and

(4)           all other duties assigned by the Board of Directors.

b.           Employee shall report directly to the Chief Executive Officer.

5.           Compensation. FCMC shall pay to Employee the following compensation:

a.           Salary. Employee shall receive an initial annual salary of $250,000, payable on a semimonthly basis, which annual salary may be adjusted by the Board of Directors.

b.           Bonuses. In addition to the salary set forth above, Employee shall receive an annual bonus based partially on the net income after taxes of FCMC. The annual bonus shall be determined as follows:

(1)           Employee shall be entitled to participate in the Executive Bonus Pool under the terms and conditions of such Executive Bonus Pool.

(2)           For the year ending December 31, 2005, the targeted bonus shall be $150,000 with 80% of the actual bonus based on the financial performance of the Company and 20% actual bonus based on Employee’s personal performance. Notwithstanding the forgoing, the actual bonus for the year ending December 31, 2005 shall be subject to reasonable discretion of the Board of Directors and shall be prorated for the period of Employee’s actual employment during the year ending December 31, 2005.

c.   Stock. As additional compensation for services provided under this agreement, Employee shall be granted 17,000 shares of restricted common stock of the Company (the “Restricted Award”) by April 30, 2005 (the “Grant Date”). On the Grant Date, 2,000 shares of the Restricted Award shall be vested. The Restricted Award shall vest on the following schedule:

2,000 shares on March 28, 2005.
5,000 shares on March 28, 2006.
5,000 shares on March 28, 2007.
5,000 shares on March 28, 2008.

(1)           Employee acknowledges that the shares subject to the Restricted Award shall be restricted stock and subject to restrictions imposed by Federal and/or State securities laws.

(2)           The Restricted Award is subject to forfeiture to the extent that it has not become vested and nonforfeitable in accordance with the vesting schedule set forth above. Except as provided in subsection (c)(3) of this Section, in the event that Employee’s employment by the Company terminates prior to any of the vesting dates set forth in this subsection, any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

(3)           In the event of a Change of Control, all restrictions, including but not limited to completion of the vesting periods applicable to the Restricted Award, will be deemed to have expired, and the entire Restricted Award shall immediately become fully vested and nonforfeitable.

(4)           Employee will make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the shares subject to the Restricted Award. FCMC shall reimburse Employee for any taxes resulting from Employee having made such election at Employee’s incremental tax rate (covering Social Security, and all applicable state, local, and federal taxes).

6.           Certain Benefits.

a.           Vacation and other benefits. During each twelve-month period that Employee is employed by FCMC, Employee shall be entitled to four weeks (i.e., twenty days) of paid vacation plus two personal days, five sick days and regular holidays in accordance with the policies of FCMC. Up to five (5) unused vacation days can be accrued or aggregated from one twelve-month period to the next. In addition, Employee shall be entitled to participate in all present and future benefit plans and/or fringe benefits provided by FCMC to its other executive officers.

b.           Cost of Living Allowance. Throughout the term of employment, Employee shall receive an allowance of $1,500 per month to offset the cost of maintaining a residence near Employee’s principal place of employment. Employee shall also receive a paid parking space in the vicinity of the Company’s offices.

c.           Expense Reimbursements. Employee is authorized to incur reasonable, ordinary and necessary expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, business entertainment and similar items related to such duties and responsibilities. The Company will reimburse Employee for all such expenses upon presentation by Employee from time to time of appropriately itemized and documented accounts of such expenditures, consistent with the Company’s policy.

7.           Acknowledgments. FCMC conducts its business in both the New York City metropolitan area and on a national basis. Employee acknowledges that:

a.           FCMC’s services are highly specialized;

b.           FCMC has a proprietary interest in its methods and processes; and,

c.           Documents and other information regarding FCMC’s methods, pricing and costs are highly confidential and constitute trade secrets.

8.           Trade secrets and confidential information. During the term of this Agreement, Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to FCMC, its subsidiaries or affiliates. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by FCMC, its subsidiaries or affiliates. During the term of his employment and for thirty-six (36) months (or for so long as a trade secret remains a trade secret under applicable law) after such employment terminates for any reason, regardless of whether termination is initiated by FCMC or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Employer or persons expressly designated by Employer, unless Employee is compelled to disclose it by judicial process.

9.           Restrictive covenants.

a.           Full-time Employment. During the period of his employment, Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director, shareholder, or employee of any corporation, engage in or be concerned with any other paid employment, except as otherwise authorized in writing by the Company. Notwithstanding the foregoing, nothing herein shall preclude Employee from participating in charitable, educational, religious and community affairs and organizations, from serving as a member of the board of directors of a corporation (so long as such corporation does not compete directly or indirectly with the Company and is not otherwise involved in the purchase and/or sell of sub-prime loans), from managing personal investments made by him, and leasing and managing any investment property including his principal residence.

b.           Non-competition. Employee agrees that:

(1)           During the period of Employee’s employment by the Company and during the period, if any, Employee is entitled to receive periodic payments pursuant to Section 12(b)(3) of this Agreement, Employee will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a Competitor, or enter into competition with FCMC, its subsidiaries or affiliates, with regard to the Business of Company either by himself or through any entity owned or managed in whole or in part by Employee, and Employee shall not make any preparations to compete with the Company with regard to the Business of Company.

(2)           During the term of this Agreement and for a period of twelve (12) months after termination of Employee’s employment by the Company for any reason, regardless of whether the termination is initiated by FCMC or Employee, Employee shall not solicit or make, or cause to make, any offer of employment to any employee of the Company, it subsidiaries or affiliates, for the purpose of inducing such employee to terminate his or her employment with the Company, or its subsidiaries or affiliates.

(3)           For a period of twelve (12) months after termination of Employee’s employment for any reason, regardless of whether the termination is initiated by the Company or Employee, or for a period of time equal to the length of Employee’s employment with FCMC if such tenure is less than twelve (12) months, Employee will not, directly or indirectly, solicit for the purchase or sale of financial assets any person, company, firm, or corporation from whom the Company purchased financial assets or to whom the Company sold assets originated by the Company during the last twelve (12) months of Employee’s employment or during the period of Employee’s employment with the Company if such tenure is less than twelve (12) months. Employee agrees not to so solicit such customers on behalf of himself or any other person, firm, company, or corporation, if such solicitation is for the purchase or sale of the same or similar types of financial assets purchased or sold by the Company.

c.           The parties have attempted to limit Employee’s right to compete only to the extent necessary to protect FCMC from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

d.           Employee further acknowledges that each of the covenants set forth in this Section is reasonable and necessary for the protection of the Company’s business interests, that irreparably injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.

10.           Remedies. Employee acknowledges that: (1) compliance with Sections 8 and 9 herein is necessary to protect the Company’s business and good will; (2) a breach of those

Sections will irreparably and continually damage FCMC; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that, in the event he breaches or threatens to breach any of these covenants, FCMC shall be entitled to both: (1) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (2) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys’ fees incurred by the FCMC in enforcing the provisions of this Agreement if FCMC is successful in establishing Employee’s breach of these covenants. Nothing in this Agreement, however, shall prohibit FCMC from also pursuing any other remedy.

11.           Termination.

a.           Termination by Either Party. Either party may terminate Employee’s employment “without cause” by giving thirty (30) days prior written notice to the other.

b.           Termination by Company. Employee’s employment may be terminated by the Company “for cause” if he:

(1)           fails or refuses to perform one or more of his material assigned duties to the Company;

(2)           fails or refuses to comply with one or more policies of the Company;

(3)           breaches any of the material terms of this Agreement; or,

(4)           commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to the Company or any of its assets or opportunities;

Notwithstanding the forgoing, the Company shall not be entitled to terminate Employee for cause under subsections (1), (2) or (3) of this subsection unless: (i) Employee has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for cause under this Section, and (ii) Employee fails to cure such breaches within ten (10) days after receipt of such notice.

In the event that the Company terminates Employee for cause pursuant to the provisions of this subsection and it is later determined by a court of competent jurisdiction that such cause did not exist, Employee’s termination shall be deemed to be a termination by the Company without cause. In such event, Employee shall be entitled to receive Severance pursuant to the terms of this Agreement as if the termination was made by the Company without cause.

c.           Termination by Employee. Following a Change in Control, Employee shall have the right to terminate his employment for “good reason.” For the purposes of this Agreement, good reason shall be limited to the following:

(1)   Employee is asked to resign, in writing, by the Board of Directors or is terminated by the Company without cause;

(2)           Any material diminution by the Company of Employee’s duties or responsibilities, except in connection with the termination of Employee’s employment for cause, as a result of permanent disability, or as a result of Employee’s death;

(3)           Employee is removed as CFO, or Executive Vice President of the Company.

d.           Termination Due to Incapacity. In the event Employee is unable to perform his material duties because of illness or disability for a continuous period of 120 days, the Company may terminate this Agreement without further notice. For the purposes Section 12 of this Agreement such a termination due to the illness or disability of Employee shall be deemed a termination by the Company without cause.

e.           Termination Due to Death. This Agreement shall terminate upon the death of Employee, subject to the rights and obligations of each party contained herein. For the purposes Section 12 of this Agreement such a termination due to the death of Employee shall be deemed at termination by the Company without cause and all amounts otherwise due to Employee pursuant to this Agreement shall be paid to Employee’s estate.

12.           Severance.

a.           Conditions under which Severance is Paid.

(1)           Termination for Cause. In the event the Company terminates Employee’s employment for cause, Employee shall receive nothing other than the severance payments provided in Subsections (b)(1) and (b)(2) of this Section. Except as provided in Section 5(c)(3) of this Agreement, any portion of the Restricted Award that has not vested on or prior to the date of such termination shall be forfeited.

(2)           Termination Without Cause. In the event the Company terminates Employee’s employment without cause, Employee shall receive the severance payments provided in subsections (b)(1), (b)(2) and (b)(3) of this Section. Except as provided in Section 5(c)(3) of this Agreement, any portion of the Restricted Award that has not vested on or prior to the date of such termination shall be forfeited.

(3)           Termination by Employee. In the event Employee terminates his employment without good reason, Employee shall receive nothing other than the severance payments provided in Subsections (b)(1) and (b)(2) of this Section. Except as provided in Section 5(c)(3) of this Agreement, any portion of the Restricted Award that has not vested on or prior to the date of such termination shall be forfeited.

(4)   Termination by Employee for Good Reason. In the event Employee terminates his employment for good reason following a Change in Control, Employee shall receive the severance payments provided in subsections (b)(1), (b)(2) and (b)(3) of this Section. Notwithstanding the forgoing, this subsection shall not apply to a termination of Employee for cause.

b.           Amount of Severance. To the extent severance is payable to Employee pursuant to subsection (a) of this Section, Employee shall be entitled to receive the severance payments provided for in subparts (1), (2) and (3) of this subsection:

(1)           Accrued Vacation. Employee shall be paid by the Company in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Employee’s current base salary,

(2)           Expenses. Employee shall be reimbursed for expenses already incurred under Section 6(c) of this Agreement.

(3)           Periodic Payments. Employee shall be entitled to receive an amount based on his current base salary for the periods set forth below after such termination. In addition, if Employee is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination of employment, Employee shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth below, or (y) an amount equal to the medical insurance premiums paid by the Company on behalf of the Employee for the periods set forth below.

In the event the Termination occurs prior to a Change in Control:

(i)	In the event the termination occurs prior to September 1, 2005 – three months.

(ii)	In the event the termination occurs on or after September 1, 2005 but prior to September 1, 2006 – six months.

(iii)	In the event the termination occurs on or after September 1, 2006 – twelve months.

In the event the Termination occurs at the time of or following a Change in Control:

(iv)	In the event the termination occurs prior to September 1, 2005 – six months.

(v)	In the event the termination occurs on or after September 1, 2005 but prior to September 1, 2006 – twelve months.

(vi)	In the event the termination occurs on or after September 1, 2006 – eighteen months.

Such payments shall be made in a lump sum within thirty days after termination of employment.

c.           Effect of Severance Payments. The severance payments set forth in this Section are payments made as liquidated damages and not as a penalty. In the event Employee’s employment is terminated and Employee is not entitled to severance in accordance with subsection (a) of this Section, Employee shall be entitled to no further compensation or payments from the Company, except as set forth above.

d.           Cooperation. On termination of employment with the Company, Employee shall provide the Company a written resignation from all positions with the Company, its subsidiaries and affiliates, and any other documents that the Company may need to effectuate severance of the relationship

13.           Return of the Company Property. On termination of employment, Employee shall return to the Company all keys, correspondence, contracts, reports, price lists, manuals, forms, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash and all documents of any form relating to the Business of the Company or its subsidiaries or affiliates in his possession or control.

14.           Notice. Any notice required to be given hereunder shall be in writing sent by registered mail, return receipt requested, to FCMC at No. 6 Harrison Street, Sixth Floor, New York, New York 10016, Attention General Counsel, and to Employee at the address contained in the personal records of the Company or to such changed address as a party may designate by like notice to the other party. The effective date of such notice shall be its mailing date.

15.           Entire Agreement. This Agreement supersedes all agreements previously made by the parties relating to its subject matter. There are no other understandings or agreements between the parties.

16.           No Violation or Default. Employee hereby represents and warrants that the execution of this Agreement by him will not violate the provisions of or constitute a default under any other agreement or arrangement to which-Employee is party or otherwise bound.

17.           Indemnification. The Company shall indemnify Employee in Employee’s capacity as an officer and director, if and as applicably, under the terms and conditions of the agreement in place between the Company and its other Officers and Directors (including but not limited to the Company’s Certificate of Incorporation), which may be revised from time to time.

18.   Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise under it, shall constitute a waiver of that or any other right.

19.           Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20.           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

21.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.           Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefits of each of the parties and their respective successors and assigns.

23.           Survival. All rights of either party hereunder that by their terms are intended to survive termination of employment, (including without limitation Employee’s rights to severance compensation, continuing benefits, indemnification, tax gross up, and for reimbursement for expenses validly incurred prior to termination), shall survive the termination or non-renewal of Employee’s employment hereunder.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of March 28, 2005.

EMPLOYEE:

Date:	4/13/05	/s/ Paul D. Colasono
Paul D. Colasono

FCMC:
Franklin Credit Management Corporation

Date:	4/13/05	By:	/s/ Jeffrey R. Johnson
Name: Jeffrey R. Johnson
Title: President and CEO